Letter of Appointment as ETAO Japan president

I am pleased to confirm that the board of directors (the "Board") of ETAO International Group (the "Company" or "ETAO") has appointed the following people as the ETAO Japan president. The Company is a Nasdaq listed multinational public company, registered in the Cayman Islands. It is conducting continuous M&A of private specialized hospitals, Telemedicine and AI healthcare on a global scale with the aim of establishing a leading digital healthcare platform. ETAO's market strategy is based on Asia-Pacific, North America, and other areas specialized hospitals & clinics, driven by Internet medical services, as well as artificial intelligence and big data technologies. The Company's platform is deeply integrated on account of our seamless transition in technology and services provided.

Set forth below are the terms of the appointment as ETAO Japan president. Please note that this is a contract for services and is not a contract of employment.

Term of Service

The Agreement shall be deemed effective as of November 22, 2023 (the "Effective Date") and terminated at the earlier of i) the one (1) year anniversary from that Effective Date, or ii) the next annual shareholder meeting (the "Next Shareholder Meeting"). Subject to the maximum term of three (3) years and other restrictions set forth in the Company's memorandum and articles of association, you will be eligible for re-election at that Next Shareholder Meeting.

Role of the ETAO Japan President

The ETAO Japan president's role is to effectively represent and promote the interests of the company and, thereby, the best interest of the Company's shareholders. Specifically, the president shall direct, and supervise the management, the business and affairs of the Company regarding various aspects, including:

- ensuring the Company's goals are clearly established, and strategies are in place for achieving the goals;
- establishing policies for strengthening the performance of the Company, including ensuring management is proactively seeking to build the business through innovation, initiative, technology, new products and the development of its working capital;
- deciding on whatever steps are necessary to protect the Company's financial position and the ability to meet its debts and other obligations when they fall due, and ensuring that such steps are taken;
- ensuring and supervising the Company's periodic reporting with the Securities and Exchange Commission in a timely and accurate manner;

- ensuring the Company's financial statements are true and fair and otherwise conform with law; and
- ensuring the Company adheres to high standards of ethics and corporate accountability and the Company has appropriate risk management/regulatory compliance policies in place.

In the normal course of events, day-to-day management of the Company is left to management. All directors are expected to take decisions objectively in the interests of the Company.

Time commitment

By accepting this appointment, you confirm you are able to allocate sufficient time to meet these expectations, that you are aware of your responsibilities as ETAO Japan president of the Company and that you will be able to discharge them to the expected level.

Remuneration and Reimbursements

As annual compensation for the services provided as a director, the Company shall issue you 300,000 ordinary shares of the Company, par value $0.01 per share, in four equal installments each year, at the end of each three-month period commencing from the Effective Date.

The compensation set forth above will be reviewed and adjusted after the Company completes its business combination with the target company in South Korean.

Outside interests including directorships

It is accepted and acknowledged that you may have business and material interests other than those of the Company. Please contact the company as soon as possible to arrange for your interests as a shareholder, director, officer or trustee of other companies or entities to be disclosed to the Board and entered in the Company's interests register. The interests register is tabled at each directors' meeting. Disclosure of interests is a continuing obligation. Please ensure that the Board is kept informed of any changes to your interests so that the interests register can be maintained and kept up to date. This should be done in writing.

Any director is, while holding office, at liberty to accept other board appointments so long as the appointment is not in conflict with the Company's business and does not materially interfere with their performance as a director of the Company. All other additional material commitments, including other directorships, which may conflict with, or impact on, your role with Company must first be discussed with the chair before being accepted.

Introduction and development processes

As soon as practicable the Company will provide a comprehensive introduction program aimed at broadening your understanding of the Company, its business, and the environment and markets in which it operates. As part of the program, you will meet the CEO and other key management members and receive a folder of essential information about the Company.

All directors are expected to remain current on how to best discharge their responsibilities as directors of the Company, including keeping abreast of changes and trends in economic, political, social, financial and legal climates and governance practices, and of other developments likely to be relevant to the company.

Constitution, charters and policies

The Company has adopted its memorandum and articles of association, and board and committee charters and policies, governing conduct of its board of directors and employees, with which you will be required to comply.

Access to independent professional advice

All directors are entitled to obtain independent professional advice relating to the affairs of the Company or to their responsibilities as directors. If, in your own case, you consider such advice is necessary, you should first discuss it with the chair of the Board. Subject to the prior approval of the chair, the cost of the advice will be reimbursed by the Company.

Availability of liability insurance and company indemnity

Upon the completion of the business combination with SPAC, the directors' and officers' liability insurance will cover the liabilities of all its directors while acting as directors, subject to the terms and conditions of the insurance policy.

To the extent allowed under the Company's memorandum and articles of association and the laws of Cayman Islands, the Company shall indemnify each of its directors against certain costs and liabilities they incur in connection with carrying out his or her duties as a director of the Board.

Mutual Non-Disparagement

The Company and you mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

Governing Law

This Agreement shall be governed by the law of the State of New York, regardless of the conflicts of law principles. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys' fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be disclosed either during your term of service or five years following the termination of this Agreement (by whatever means) to third parties except as required by law and with prior approval from the chair of the Board.

We look forward to your association with us.

Yours sincerely,

Etao International Group

Liu wensheng

Wensheng Liu

Name : Wensheng Liu

Title: Chairman and CEO

Date: November 22, 2023

Acknowledged and accepted by:

President Nakade Ryoshin

Name: Ryoshin Nakade

Date: November 22 , 2023